Exhibit 1

JOINT FILING AGREEMENT

The undersigned hereby agree that this Schedule 13D (as may be amended from time to time, the “Schedule 13D”) with respect to the Class A Common Stock of Northern Star Investment Corp. IV beneficially owned by the undersigned is, and any additional amendment thereto signed by each of the undersigned shall be, filed on behalf of each undersigned pursuant to and in accordance with the provisions of 13d-1(k) under the Securities Exchange Act of 1934, as amended, and that all subsequent amendments to the Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that it knows or has reason to believe that such information is inaccurate.

Northern Star IV Sponsor LLC

Dated: May 17, 2023	By:	/s/ Jonathan J. Ledecky
		Name:	Jonathan J. Ledecky
		Title:	Managing Member

Dated: May 17, 2023	/s/ Jonathan J. Ledecky
Jonathan J. Ledecky